EXHIBIT 10.2

WILLIAMS-SONOMA, INC.

2001 INCENTIVE BONUS PLAN

as amended and restated

1. Adoption, Name and Effective Date. The Williams-Sonoma, Inc. (the “Company”) 2001 Incentive Bonus Plan (this “Plan”) was originally effective as of January 24, 2001, and first applied for the Company’s fiscal year ending February 3, 2002. This amendment and restatement of this Plan first becomes effective as of March 12, 2008.

2. Purpose. The purpose of this Plan is to provide additional compensation as an incentive to executive officers to attain certain specified performance objectives of the Company and to help ensure the continued availability of their full-time or part-time services to the Company and its subsidiary and affiliated corporations. This Plan is also intended to qualify as a “performance-based” plan as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder from time to time, the “Code”), and thereby help secure the full deductibility for federal income tax purposes of Plan bonus compensation paid to persons who are “executive officers” of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who are “covered employees” of the Company or its subsidiary or affiliated corporations under Code Section 162(m)(3).

3. Administrative Committee. This Plan will be administered by a committee (the “Committee”) of the Company’s Board of Directors (the “Board”), consisting entirely of two or more persons who are “outside directors” within the meaning of Section 162(m) of the Code. The Committee is hereby vested with full powers of administration, subject only to the provisions set forth herein.

The Committee shall hold its meetings at such times and places as it may determine, shall keep minutes of its meetings and shall adopt, amend or revoke such rules and procedures as it deems proper for the administration of this Plan; provided, however, that it shall take action only upon the agreement of a majority of the whole Committee. Any action that the Committee takes through a written instrument signed by a majority of its members shall be effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board.

The Committee shall have the full and final discretion and authority, subject to the provisions of this Plan, to grant awards pursuant to this Plan, to construe and interpret this Plan and to make all other determinations and take all other actions, which it deems necessary or appropriate for the proper administration of this Plan. All such interpretations, actions and determinations shall be conclusively binding for all purposes and upon all persons.

4. Eligibility. For each Company fiscal year, the participants entitled to share in the benefits of this Plan are persons (collectively, “executives” or “participants”) who are “executive officers” of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who are “covered employees” of the Company or its subsidiary or affiliated corporations under Section 162(m)(3) of the Code (collectively, the “Covered Employees”). Except as provided in Section 6.4, an executive whose employment or service relationship with the Company is terminated for any reason prior to the end of any award period will not be entitled to participate in this Plan or receive any benefits with respect to any later fiscal year, unless he or she again becomes eligible to participate in this Plan under the first sentence of this Section 4.

5. Determination of Awards; Award Limits.

5.1 Performance Measures for Determination of Awards. The Committee in its discretion shall establish, for each participant in this Plan and for each performance award period, a performance award opportunity based upon the achievement of a specified goal relating to the following measures (singly or in combination): annual revenue; earnings per share; earnings per share prior to accounting for payment of annual bonuses (including annual bonuses paid outside of this Plan); earnings before interest, taxes, depreciation and amortization; before-tax or after-tax net profits; cash position; operating cash flow; return on assets; return on equity; return on sales or total shareholder return. The Committee may establish the goal (except with respect to total shareholder return) relating to Company performance or to the performance of a business unit, product lines or specific markets. The Committee shall appropriately adjust any evaluation of performance under a performance goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

5.2 Award Limits. The maximum award under this Plan for each award period to any participant shall not exceed the lesser of (i) $3,000,000 or (ii) 300% of such participant’s annual base salary in effect on the first day of the first fiscal year of such award period, multiplied by the number of complete or partial fiscal years in such award period. Each performance goal established under this Plan shall be established by the Committee not later than the earlier of the date which is 90 days after the first day of the performance award period, or the date on which 25% of the award period has elapsed.

5.3 Determination of Amount of Individual Awards. For each award period, each participant who is or may be a Covered Employee for such award period shall receive an award equal to the specific amount (subject to decrease as provided in this Section 5.3) determined strictly under the performance goals established pursuant to Section 5.1. The Committee shall not have the discretion to increase, but shall have the discretion to decrease, any award determined in accordance with this Plan. The reduction in any participant’s award for any award period as a result of the Committee’s exercise of such discretion shall not increase the amount of an award to any other participant (through reallocation of unutilized awards or otherwise) with respect to such award period.

6. Award Periods; Payment of Awards.

6.1 Award Periods. All awards shall be made on the basis of an award period, which shall consist of one or more fiscal years of the Company, or one or more quarters thereof. The award period may be different for different awards.

6.2 Committee Certifications. As a condition precedent to the payment of any award, the Committee shall certify, following the end of the award period, that the objective performance goal for the award has been satisfied. The Committee shall make such determination by means of a written resolution or certification of the Committee that is maintained in the minute book of the Company.

6.3 Payment of Awards. Awards under this Plan will be paid in cash, reasonably promptly following the conclusion of the award period and the certification of the Committee as set forth in Section 6.2, but in no event later than two and one-half (2  1/2) months after the conclusion of the fiscal year of the Company in which or with which the award period ends. All awards under this Plan will be subject to withholding for applicable employment and income taxes.

6.4 Termination of Employment. An award that would otherwise be payable to a participant who is not employed by the Company on the last day of an award period will not be paid (or will not be granted, as the case may be), except that, on the grant of an award, the Committee may specify that the award will be paid (or will be granted, as the case may be) in full or on a prorated basis in the event that, before the end of such award period, the participant dies, becomes “disabled,” retires in accordance with the Company’s policies, is involuntarily terminated by the Company without “cause,” or voluntarily terminates his or her employment with the Company for “good reason,” or if a “change in control” of the Company occurs. For purposes of this Section 6.4, the terms “disabled” (or “disability”), “cause,” “good reason,” and “change in control” shall be as defined in the participant’s employment agreement with the Company, or, if not so defined, shall be defined in writing by the Committee at the time of the grant of the award. In the event that an award is paid pursuant to this Section 6.4, then the award shall not constitute performance-based compensation under Code Section 162(m). No payment under the Plan shall be made prior to the end of the applicable award period in connection with a participant’s termination of service unless and until the participant has had a “separation from service” within the meaning of Code Section 409A and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (“Section 409A”), as determined by the Company. In addition, notwithstanding anything in the Plan to the contrary, if (x) a participant experiences a “separation from service” within the meaning of Section 409A, as determined by the Company, (y) such participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service (other than due to death) and (z) the payment of any award under this Section 6.4, when considered together with any other severance payments or separation benefits that constitute deferred compensation under Section 409A, (together, the “Deferred Compensation Separation Benefits”), on or following the participant’s termination of employment would result in the imposition of additional tax under Section 409A, any Deferred Compensation Separation Benefits that would otherwise be payable on or following the participant’s employment termination date will instead be paid on the date that is six (6) months and one (1) day following the participant’s employment termination date (or such longer period as is required to avoid the imposition of additional tax under Section 409A), unless the participant dies following his or her employment termination, in which case, the award under this Section 6.4 will be paid to such participant’s estate as soon as practicable following his or her death and other Deferred Compensation Separation Benefits will be paid in accordance with the payment schedule otherwise applicable to them. It is the intent of this Plan to comply with the requirements of Section 409A so that none of the awards payable hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time.

7. Nonassignment. The interest of any participant in this Plan is not assignable either by voluntary or involuntary assignment or operation of law (except that, in the event of death, earned and unpaid amounts shall be payable to the legal successor of a participant).

8. Indemnification. No employee, member of the Committee or director of the Company will have any liability for any decision or action if made or done in good faith, nor for any error or miscalculation unless such error or miscalculation is the result of his or her fraud or deliberate disregard of any provisions of this Plan. The Company will indemnify each director, member of the Committee and any employee acting in good faith pursuant to the Plan against any loss or expense arising therefrom.

9. Amendment, Suspension or Termination. The Board may from time to time amend, suspend or terminate, in whole or in part, any or all the provisions of this Plan; provided, however, that no such action shall adversely affect the right of any participant with respect to any award of which he or she may have become entitled to payment hereunder prior to the effective date of such amendment, suspension or termination. In particular, but without limitation, the Board shall have the authority to amend or modify this Plan from time to time in order to reflect amendments to or regulations promulgated under Section 162(m) of the Code. Notwithstanding the foregoing, in the event that any amendment or other modification of or to this Plan raises the limits set forth in Section 5.2 or requires stockholder approval in order to continue the compliance of this Plan as a “performance-based” plan under Section 162(m) of the Code, such amendment or modification shall be contingent on the receipt of stockholder approval.

10. Limitations; Participation in Other Plans. This Plan is not to be construed as constituting a contract of employment or for services. Nothing contained herein will affect or impair the Company’s right to terminate the employment or other contract for services of a participant hereunder, with or without cause or notice, or entitle a participant to receive any particular level of compensation. The Company’s obligation hereunder to make awards merely constitutes the unsecured promise of the Company to make such awards from its general assets, and no participant hereunder will have any interest in, or a lien or prior claim upon, any property of the Company. Nothing herein nor the participation by any participant shall limit the ability of such participant to participate in any other compensatory plan or arrangement of the Company, or to receive a bonus from the Company other than under this Plan.

11. Governing Law. The terms of this Plan will be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

12. Term. This Plan shall continue in place until the fifth anniversary of the effective date of the amendment and restatement of the Plan, which date shall be January 25, 2011, unless earlier terminated by the Board as provided in Section 9 or re-approved by the Company’s shareholders at or before such meeting. No awards shall be paid under this Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of this Plan are disclosed to the Company’s shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy.

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